Exhibit 10.18

AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective as of November 28, 2011 (the “Effective Date”), by and between KiOR Inc., a Delaware corporation (the “Company”) and Joseph S. Cappello, the undersigned individual (“Cappello”).

RECITALS

WHEREAS, the parties mutually desire to fully and completely resolve all matters arising from Cappello’s employment with the Company, which employment terminated as a result of Cappello’s resignation effective October 6, 2011, under certain terms herein set forth; and

WHEREAS, Cappello acknowledges that the Company’s obligations under this Agreement are conditioned upon the Company’s and Cappello’s timely execution, without revocation, of a waiver and release of claims against the Company and its affiliates; and

WHEREAS, in consideration of the mutual promises contained herein, Cappello voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Cappello agrees as follows:

1. Conditions Precedent. The terms of this Agreement are contingent on the occurrence of Cappello’s and the Company’s timely execution of a full and complete release of claims by Cappello against the Company and by the Company on behalf of itself and all Release Parties as defined in the “Release” attached as Exhibit A hereto, which executed Release must be delivered to the Company on or before the twenty-first (21st) day after the Effective Date. In the absence of a timely executed Release, or in the case Cappello revokes such Release prior to the date the Release becomes irrevocable pursuant to its terms, this Agreement shall have no further force or effect.

2. Consideration.

(a) Lump Sum Payment. As soon as reasonably practicable after the eighth (8th) day after execution of the Release, the Company shall pay Cappello a single lump-sum payment in the amount of one hundred fifty thousand dollars ($150,000.00) to be delivered in the form of a negotiable check to Cappello’s attorney, David B. Weinstein, 7660 Woodway Dr., Suite 500, Houston, Texas 77063.

(b) No Duty to Mitigate. Cappello shall not be under any duty or obligation to seek or accept other employment or otherwise mitigate the obligations of the Company under this Agreement.

3. Restrictive Covenants.

(a) Non-Disparagement. On and after the Effective Date, Cappello agrees to refrain from making or causing to be made any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate, and Cappello agrees not to take any action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, Cappello will not be in breach of the covenant contained above by reason of his testimony which is compelled by process of law, a truthful response to an inquiry initiated by a government agency, or in connection with any statements made to duly authorized representatives of the Company as part of any internal investigation. The Company agrees to refrain, and to instruct its directors and executives and its subsidiaries to refrain, from making or causing to be made any disparaging comments about the Cappello and the Company agrees not to take any action, or permit its directors and executives to take any action, or assist any person in taking any other action, that is materially adverse to the interests or reputation of Cappello; provided, however, the Company, its directors and executives and subsidiaries will not be in breach of the covenant contained above by reason of any testimony which is compelled by process of law, a truthful response to an inquiry initiated by a government agency, or in connection with any statements made to duly authorized representatives of the Company with whom the Company has a legally-protected privilege against disclosure as part of any internal investigation.

(b) Enforcement/Remedies.

(i) The provisions in Section 3(a) of this Agreement and the provisions of that certain Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement executed as a condition of Cappello’s employment (the “PCI Agreement”, and, collectively with the provisions in Section 4(a), the “Covenants”) shall survive termination of Cappello’s employment with the Company and/or termination of this Agreement, and shall continue to bind Cappello and the Company by their respective terms.

(ii) Cappello acknowledges and agrees: (1) that his services to the Company are unique, (2) that the restrictions in the Covenants are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries and will not preclude him from becoming gainfully employed following his termination of employment, (3) that any violation of any provision of the Covenants will irreparably injure the Company and its subsidiaries, (4) that in the event of such violation, the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(iii) In the event any provision relating to the time period or scope of any restriction in this Agreement or the PCI Agreement shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.

(iv) If either party institutes legal action against the other party claiming a breach of the Covenants, the prevailing party shall be entitled to recover from the other party its expenses, including reasonable fees and disbursements of legal counsel, incurred in connection with such action.

4. Cooperation. Cappello acknowledges that in the course of his employment with the Company, Cappello has gained knowledge and experience and/or was a witness to events and circumstances that may arise in or relate to the Company’s defense or prosecution of current or subsequent proceedings. Following the Effective Date, Cappello agrees, to the extent he can do so without jeopardizing his legal interests and to the extent there is no conflict of interest, to cooperate fully with the Company’s reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to, any litigation, administrative actions, mediations, arbitrations or any other proceeding. Such assistance following the Effective Date includes meeting with the Company’s counsel to prepare for any of the aforementioned proceedings at mutually agreeable times. In the event Cappello must provide any assistance pursuant to this Section, the Company shall instruct its counsel to use their best efforts to schedule any appearance by Cappello in any proceeding in such a manner as to minimize the interference with Cappello’s schedule, and shall pay reasonable travel, food and lodging expenses incurred by Cappello in the fulfillment of his obligations under this Section, in addition to compensating Cappello a reasonable amount for the value of his time devoted to such request made under this Section 4.

5. Miscellaneous.

(a) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles. Further, for any dispute related to this Agreement, Cappello and Company irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the Southern District of Texas, Houston Division, or the State District Courts of Texas located in Harris County, Texas. Cappello and Company consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. Such voluntary submission to the jurisdiction of the courts listed herein is contractual only, made for purposes of this Agreement only, and shall not be effective consent, express or implied, to such jurisdiction for any other proceeding or matter

(b) Entire Agreement. This Agreement and the PCI Agreement contain the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(c) Amendment. This Agreement may be amended only by a writing signed by Cappello and by a duly authorized representative of the Company.

(d) Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

(e) Assignability. Upon (i) giving Cappello at least thirty (30) days advance written notice of its intent to do so and (ii) Cappello’s written consent not to be unreasonable withheld, the Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part, including but not limited to Cappello’s obligations under Section 3(a) of this Agreement. Cappello shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

(f) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(g) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Cappello.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

(i) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(j) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Cappello) or other person duly authorized by the Company.

(k) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Cappello’s residence, 1 Isabels Way, Brookfield, Connecticut 06804, or to the Company’s principal office, as the case may be.

(l) Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. The Company makes no representations that payments or benefits provided under the Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payments or benefits. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on Cappello by Section 409A, and Cappello shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.

[signature page to follow]

KiOR, INC.		JOESPH S. CAPPELLO

By:	/s/ Fred Cannon	/s/ Joseph S. Cappello
Name:	Fred Cannon	Date: November 28, 2011
Title:	President and CEO
Date:	November ___, 2011

STATE OF TEXAS

COUNTY OF _______________

Before me on this day personally appeared Fred Cannon, President and CEO of KiOR, Inc., known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same as the duly authorized representative of KiOR, Inc. for the purposes and consideration therein expressed.

Given under my hand and seal of office this ___ day of November, 2011.

(Personalized Seal)	Notary Public’s Signature

STATE OF

COUNTY OF _______________

Before me on this day personally appeared Joseph S. Cappello, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this ___ day of November, 2011.

(Personalized Seal)	Notary Public’s Signature

EXHIBIT A

Dated: November ___, 2011

WAIVER AND RELEASE

Pursuant to the terms of my Agreement with KiOR, Inc., effective November ___, 2011, and in exchange for the benefits provided in the Agreement (the “Agreement Benefits”), I hereby waive all claims against and release (i) KiOR, Inc. and its directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than the Retained Rights defined below. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Agreement Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Agreement Benefits. I acknowledge that I have been given at least twenty-one (21) days to consider whether to accept the Agreement Benefits and whether to execute this Waiver and Release.

In exchange for the Agreement Benefits and the Company’s Waiver and Release below, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, except for the Retained Rights defined below. This Waiver and Release includes, but is not limited to, claims and causes of action arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates and claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Agreement Benefits otherwise payable to me.

This Waiver and Release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

As additional consideration for my entering into, and not revoking this Waiver and Release, the Company, by its execution of this Waiver and Release, on behalf of itself and each of the Released Parties, knowingly and voluntarily waives and releases, and covenants not to sue with respect to, any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except for claims relating to any breach by me of any provision of the Agreement or this Waiver and Release. To the maximum extent permitted by law, this waiver, release and covenant not to sue shall be binding upon each Released Party, and to the extent that any Released Party (or any party claiming rights by, through or derived from any Released Party) commences any legal action against me with respect to any claim that is described above, the Company shall fully indemnify me against any cost, expense, loss or damage resulting from such action, including all attorney’s fees and other expenses reasonably incurred in defending against such action or enforcing such right of indemnification.

Notwithstanding anything to the contrary in this Waiver and Release, I do not release any of the Released Parties and expressly retain, and do not covenant not to sue with respect to, any of the following (the “Retained Rights”) (a) all rights to indemnity, contribution, and to directors and officers and other liability coverage that I may have under common law or principles of equity, any statute, the bylaws of the Company, the Agreement or by other agreement; (b) any claims resulting from any breach of the terms of the Agreement or this Waiver and Release (c) any vested benefits due to me under any Benefit Plan, and (d) any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding.

I acknowledge that the Company’s provision of the Agreement Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. Further, the Company and all Released Parties acknowledge that I have accepted the Agreement Benefits as part of a compromise of disputed claims to avoid further expense and uncertainty had I pursued those claims. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by Company Representative, Christopher A. Artzer, 13001 Bay Park Road, Pasadena, Texas 77507, facsimile number (281) 694-8799, in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Agreement Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Company’s Representative

Signature	Company’s Execution Date

Signature Date

STATE OF TEXAS

COUNTY OF _______________

Before me on this day personally appeared Fred Cannon, President and CEO of KiOR, Inc., known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same as the duly authorized representative of KiOR, Inc. for the purposes and consideration therein expressed.

Given under my hand and seal of office this ___ day of November, 2011.

(Personalized Seal)	Notary Public’s Signature

STATE OF

COUNTY OF _______________

Before me on this day personally appeared Joseph S. Cappello, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this ___ day of November, 2011.

(Personalized Seal)	Notary Public’s Signature